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                                 Exhibit 10.27

          SECOND AMENDMENT TO COMMERCIAL REAL PROPERTY LEASE AGREEMENT

EFFECTIVE DATE: November 5, 1996

This SECOND AMENDMENT TO COMMERCIAL REAL PROPERTY LEASE AGREEMENT (the "Second Amendment") amends that certain COMMERCIAL REAL PROPERTY LEASE AGREEMENT dated JANUARY 22, 1993 and the AMENDMENT TO COMMERCIAL REAL PROPERTY LEASE AGREEMENT dated NOVEMBER 15, 1993 (collectively referred to as the "Lease") by and between AMYLIN PHARMACEUTICALS, INC., a Delaware corporation ("Tenant"), and LOMA PALISADES, LTD., a California limited partnership ("Landlord"), relating to the leasing of 9250 Trade Place, San Diego, California 92126 (the "Premises").

Tenant desires and Landlord agrees to extend the Lease for the Premises at 9250 Trade Place and to expand the Premises to include 9230 Trade Place, Suites 300-500. Therefore, by this Second Amendment commencing November 1, 1996, the Lease shall be amended as follows:

(a) the "Expiration Date" as defined by the Lease shall be June 14, 2000.

(b) "Premises" as defined by the Lease shall be 9250 Trade Place and 9230 Trade Place, Suite 300-500, San Diego, California 92126.

(c) "Premises Area" as defined by the Lease shall be 35,627 Rentable Square
Feet.

(d) "Premises Percent of Project" as defined by the Lease shall be 26.37.

(e) "Base Monthly Rent" as defined by the Lease shall be $10,406.00

(f) Subsection (j) of the Term Schedule of the Lease shall be replaced with the following:

         "(j) RENT ADJUSTMENT: Step Increase (to be applied as provided in
Section 5.02, below), as follows:

                          Date of Rent Increase                              New Base Monthly Rent
                          ---------------------                              ---------------------
                          February 15, 1997                                  $16,707.00
                          February 15, 1998                                  $17,543.00
                          February 15, 1999                                  $18,420.00
                          February 15, 2000                                  $19,341.00"

(g) "Brokers" as defined by the Lease as it relates to the Second Amendment only are John Burnham & Company and Ocean West, Inc.





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(h) "Expenses" as defined by the Lease shall be fixed at $.13 per square foot per month for the period from November 15, 1996 - November 14, 1997 and shall not increase more than 10 percent (10%) per year thereafter.

(i) Provided Tenant is not in default under the Lease, Tenant shall have 2 options to extend the Lease for an additional 2 years each, on the same terms, covenants and conditions prescribed in the Lease except as provided otherwise in this paragraph. The Base Monthly Rent for the first year of the first option period shall be $18,282.00. Thereafter, the Base Monthly Rent for each succeeding year in the first or second option period shall increase 5 percent (5%) per year. Tenant shall exercise the first option by delivering written notice to Landlord on or before 5:00 PM, March 14, 2000, after which date the options shall forever lapse and terminate. Tenant shall exercise the second option by delivering written notice to Landlord on or before 5:00 PM, March 14, 2002, after which date the option shall forever lapse and terminate. Notwithstanding anything to the contrary set forth above, Tenant shall not be entitled to exercise either option or to continue in possession of the Premises pursuant to the exercise of such option at a time when Tenant is in default under the Lease. Further, notwithstanding anything to the contrary set forth above, the time limits within which Tenant has to exercise such options shall not be extended as a result of Tenant then being in default under the Lease.

(j) The rental abatement provision in sub-paragraph (a) of the ADDENDUM TO COMMERCIAL REAL PROPERTY LEASE AGREEMENT shall be modified to delete months 37, 38, 49 and 50.

(k) Landlord will stripe six parking spaces "Visitor". Three such spaces shall be in front of the Premises at 9250 Trade Place and three such spaces shall be in front of the Premises at 9230 Trade Place.

(l) Tenant shall be allowed building standard signage in accordance with the rules and regulations of the Project as well as in accordance with any applicable governmental codes regulating such signs. Tenant shall pay any and all costs associated with the manufacturing and installation of any sign. Should Landlord erect a monument sign, Landlord shall allow Tenant appropriate identification on the monument sign with Tenant responsible for all costs associated with placing such identification thereon.

(m) Landlord shall provide Tenant with a Tenant Improvement Allowance in the amount of $50,000.00. The Tenant Improvement Allowance shall be made available to Tenant upon full execution of this document and will be payable by Landlord in the form of joint checks payable to both Tenant and Contractor only after receipt by Landlord of payment vouchers approved by Tenant.

(n) Landlord and Tenant hereby acknowledge that Tenant, after the Effective Date, will be making certain alterations to the Premises in the nature of Tenant Improvements. Any and all such Tenant Improvements so contemplated and so made by Tenant shall be subject to all of the terms, covenants and conditions of the Lease, including those concerning Tenant alterations to the Premises and Tenant Improvements, which include, without limitation, Section 17 ("Alterations"), Section 26 ("Surrender") and Exhibit F ("Alterations Requirements"), as well as those concerning indemnification of Landlord, which include,





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without limitation, Section 18.02 ("Tenant's Indemnity"). Further, in
connection with any such Tenant Improvements, Tenant hereby agrees to be responsible for any and all costs, charges and expenses relating thereto or arising therefrom. Without limitation, such costs, charges and expenses may include increased taxes or assessments against the Premises or the property owned by Landlord of which the Premises forms a part, increased utility charges upon the Premises or the property of which the Premises forms a part, utility installations or other infrastructure costs necessitated by such Tenant Improvements or required by governmental authorities in connection therewith and increased maintenance expenses for the Premises or the property owned by Landlord of which the Premises forms a part and increased insurance premiums. However, provided that Tenant obtains property insurance coverage for the replacement cost of its Tenant Improvements, Tenant will not be required to reimburse Landlord for any increase in Landlord's insurance premiums for increases in property coverage related to the Tenant Improvements. The foregoing named sections of the Lease and the listed costs, charges and expenses are intended to be illustrative and not limiting as to the matters addressed hereby.

ALL OTHER TERMS AND CONDITIONS OF THE LEASE SHALL REMAIN IN FULL FORCE AND
EFFECT.

IN WITNESS WHEREOF, this amendment is executed to be effective as of the Effective Date set forth above.

LANDLORD:                                   LOMA PALISADES LTD.
                                            a California limited partnership

                                            BY:    OCEAN WEST, INC.,
                                                   a California corporation
                                                   Agent

                                            By:/s/ Harold S. Elkan
                                                   Harold S. Elkan, President

TENANT:                                     AMYLIN PHARMACEUTICALS, INC.
                                            a Delaware corporation

                                            BY: /s/ Ricahard Haugen
                                                    Richard Haugen, President





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